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                                                                   Exhibit 10(u)


                      THE PEOPLES STATE BANK OF ST. JOSEPH
                DEFERRED COMPENSATION PLAN FOR EXECUTIVE OFFICERS

                                    SECTION 1

     The Compensation Committee of the Board of Directors of the Bank shall determine, in its sole discretion, the select group of management or highly compensated employees of the Bank or affiliates of the Bank who shall be eligible to participate in the Plan. The Plan does not constitute a contract of employment, and participation in the Plan will not give any participant the right to continue in the employ of the Bank or an affiliate of the Bank or to provide services thereto, nor shall the Plan interfere in any way with the right of the Bank or an affiliate of the Bank to terminate the employment of any participant, nor does the Plan give any right or claim to any benefit under the terms of the Plan unless such right or claim is specifically vested under the terms of the Plan.

                                    SECTION 2

     The Compensation Committee of the Board of Directors of the Bank shall determine, in its sole discretion, on an annual basis, the recommended amount of annual benefit to be credited to a memorandum account as provided in Section 3 for each participant of the Plan and such recommended amounts shall be subject to final approval by the Board of Directors of the Bank.

                                    SECTION 3

     The Bank will maintain on its records a separate memorandum account for each participant of the amounts determined pursuant to Section 2 and the interest credited pursuant to Section 5 The Bank will have sole ownership of the accounts and earnings on such accounts acquired pursuant to this Plan and no participant will have any interest therein or the right to acquire the same. A participant will, at all times, have nothing more than a mere unsecured promise from the Bank to pay benefits in the future. The amounts in the memorandum accounts will, at all times, be subject to the claims of the Bank's general creditors.

                                    SECTION 4

     The amount of annual benefit determined pursuant to Section 2 shall be allocated to a participants memorandum account as of December 31 of the year to which it relates.

                                    SECTION 5

     The memorandum accounts shall earn interest from the date amounts are allocated to a participant's memorandum account pursuant to Section 4 through the date of distribution. Interest shall be credited to the participant's memorandum account on the last day or each month at a rate equal to 110 percent of that month's yield on actively traded U.S Treasury securities issues adjusted to a constant maturity of 10-years as published in the Federal Reserve statistical release (Treasury Constant Maturities).

                                    SECTION 6

     The Plan Administrator shall promptly notify each participant selected by the Compensation Committee of the Board of Directors of the Bank pursuant to
Section 1. This notice shall include certification by the Plan Administrator to the participant as to his eligibility to participate in the Plan. At the time the participant is notified of his eligibility to participate in the Plan, the Plan Administrator shall furnish the participant with a copy of the


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Plan. In addition, the Plan Administrator shall, annually, provide a written accounting to each participant of all vested benefits of the participant in the Plan.

                                    SECTION 7

     When a participant ceases to be an employee of the Bank, or an affiliate of the Bank, his deferred compensation, together with accumulated interest shall be distributed in annual installments over a 10-year period beginning with the first day of the calendar year immediately following the year in which the participant ceases to be an employee of the Bank or an affiliate of the Bank. The Bank shall have the right to retain and withhold from the payment of benefits, the amount of taxes required to be withheld or otherwise be deducted and paid by the participant with respect to such payments. Interest will continue to accrue as provided in Section 5 on the reducing balance. The Board of Directors, in its sole discretion, may direct that a participant upon retirement be paid immediately the entire balance of his deferred compensation, including interest, in a lump sum.

                                    SECTION 8

     In the event a participant ceases to be an employee of the Bank and becomes a proprietor, officer, partner, employee or otherwise becomes affiliated with any business that is in competition with the Bank, the entire balance of his deferred compensation, including interest, may, is directed by the Board of Directors, in its sole discretion, be paid immediately to the participant in a lump sum.

                                    SECTION 9

     Upon the death of a participant, prior to the expiration of the period during which the deferred amounts are payable, the balance of his memorandum account shall be payable to his designated beneficiary, if living, otherwise to the participant's estate, in full within 90 days of his death. Each participant from time to time, by signing a form furnished by the Plan Administrator, may designate any person or persons (who may be designated concurrently, contingently, or successively) to whom his benefits under the Plan are to be paid if he dies before the participant receives all such benefits. A beneficiary designation form will be effective only when the form is filed in writing with the Plan Administrator while the participant is alive and will cancel all beneficiary forms previously signed and filed by the participant.

                                   SECTION 10

     The Board of Directors of the Bank may, without the consent of the participants or their beneficiaries, name or change the Plan Administrator or amend the Plan at any time and from time to time, provided, however, that no amendment shall divest any participant of rights to which he would have been entitled if the Plan had been terminated on the effective date of such amendment.

                                   SECTION 11

     No participant shall have the right to assign, pledge or otherwise dispose of any undistributed balance in his account, nor shall the participant's interest therein be subject to garnishment, attachment, transfer by operation of law, or any legal process, nor shall any person entitled to receive cash or remaining undistributed installments thereof, which become distributable after the death of a participant in accordance with Section 9, have the right to assign or pledge any undistributed balance in the account.

                                   SECTION 12

     The validity, construction, performance and effect of the Plan shall be governed by Michigan law.

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     IN WITNESS WHEREOF, the Bank has caused this Plan to be executed in its name and on its behalf effective as of July 19, l995.

                                   THE PEOPLES STATE BANK OF ST. JOSEPH


                                   By: ________________________________________
                                        ARNOLD L. WEAVER, PRESIDENT



                                   ATTEST:


                                   ____________________________________________
                                   DONALD E. RADDE, EXECUTIVE VICE-PRESIDENT